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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

DIRECTV Holdings LLC:

We consent to the use in this Registration Statement relating to $1,400,000,000 senior notes of DIRECTV Holdings LLC and DIRECTV Financing Co., Inc. on Form S-4 of our report dated February 21, 2003 (June 17, 2003 as to Note 16) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142), appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the headings "Summary Financial and Operating Data", "Selected Financial Data", and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Los Angeles, California
June 25, 2003